Exhibit 10.3

October 19, 2015

Revised November 15, 2015

David Chemerow

Rentrak, Inc.

Dear David:

On behalf of comScore, Inc., I am pleased to offer you the position of Chief Revenue Officer of comScore, Inc. (“comScore”). Please note that this offer is contingent upon the closing of comScore’s business combination with RENTRAK (the “Closing”). If the Closing does not occur, then this offer of employment is void and comScore would expect that your employment with RENTRAK will continue unchanged. If you accept this offer, your start date will be the Closing date. We are confident that you will play a key role in comScore’s continued success while helping us remain a leader in the provision of innovative and valuable marketing solutions.

In this position you will continue to work from your current location, travelling as necessary to perform your duties and responsibilities as Chief Revenue Officer. Your responsibilities as Chief Revenue Officer will include, without limitation, leading the commercial operations for the combined company, achieving CV and revenue targets to be defined and improving sales operations efficiencies and capabilities. Additional responsibilities include, without limitation:

•	Assisting in ensuring timely financial reporting for RENTRAK, as a wholly owned subsidiary of comScore;

•	Assisting in the timely integration of back-office support functions (across finance, HR, and other operational functions as needed, based on mutually agreed upon timelines / milestones);

•	Advising on integration of operations of the combined company; and

•	Providing IR support as necessary

We expect this position of Chief Revenue Officer to last one-year post-Closing (the “Initial Term”). During this Initial Term, your employment with comScore will be at will, which means that either you or comScore may terminate the relationship at any time for any reason, with or without notice or cause. Unless the parties have agreed to extend the term, or comScore has determined to employ you in another position, your employment with comScore will terminate on the expiration of the Initial Term. Of course, after the Initial Term, you and the Company may decide to continue the employment relationship, either by extending the term by mutual written agreement of comScore and you, and under terms agreed to by both parties, or on another mutually agreeable basis.

Notwithstanding the foregoing, if your employment is terminated by comScore without “Cause” (as such term is defined herein) prior to the end of the Initial Term, you will be eligible to receive the balance of your salary from the termination date through the end of the Initial Term (“Termination Payment”). “Cause” shall mean (i) your indictment, plea of nolo contendere or conviction, of any felony or of any crime involving dishonesty by you; (ii) a material breach by you of your duties, including repeated failure to perform the services outlined above or of a comScore policy, or (iii) the commission of any act of dishonesty, embezzlement, theft, fraud or misconduct by you with respect to comScore, any of which in the good faith and reasonable determination of the CEO of comScore is materially detrimental to the comScore, its business or its reputation.

To receive the Termination Payment, you will be required to enter into a customary release and waiver agreement (the “Release”) that will be provided to you by the Company which must become effective and irrevocable no later than the sixtieth (60th) day following your termination of employment, and you must comply with both the Confidential Information Agreement (defined below) and your continuing obligations under any Rentrak proprietary information agreement. The Termination Payment will be paid in a lump sum in the first payroll following the effective date of the Release, subject to standard withholdings, unless a later payment date is required to comply with requirements of Section 409A of the Internal Revenue Code (“Section 409A”). It is intended that all payments under the letter agreement comply with or are exempt from the requirements of Section 409A so that no amounts payable hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. For the avoidance of doubt, no Termination Payment will be paid to you if your comScore employment is terminated by comScore for Cause, or by you for any reason including by reason of death or Disability. “Disability” shall mean you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

Salary: Your base salary will be $11,250 semi-monthly (equivalent to an annual salary of $270,000), payable in accordance with comScore’s standard payroll practice and subject to applicable payroll deductions and withholdings. Your base salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

Initial Award: You will be awarded 6,000 restricted stock units (“RSUs”) by the Compensation Committee of comScore’s Board of Directors at the next Board meeting following your start date, with the effective date on the 15th of the month following such award date. The initial RSU award will vest 50% at the end of the 1st year and 50% at the end of the 2nd year after the closing, subject to your remaining a service provider for comScore or its subsidiaries through each applicable vesting date.

Annual Incentive Plan: You will be eligible to participate in comScore’s discretionary performance-based Annual Incentive Plan (AIP). You are eligible to earn up to 75% of your actual earned salary during the most recent calendar year. AIP-eligible employees who are hired during the fourth quarter of the plan year (October 1 – December 31) will become eligible to participate in the comScore AIP on January 1 of the following year. Payment of this incentive may be made in cash, restricted shares or restricted stock units of comScore common stock (the “Restricted Stock”). During the Initial Term, the shares governed by the Restricted Stock shall vest immediately on the date your equity incentive award is approved by the Board of Directors.

Each restricted stock or restricted stock unit award described under this letter is made subject to approval by the Committee, and is governed by the comScore, Inc. 2007 Equity Incentive Plan as amended, and related award agreement, including their terms and conditions. In the event your employment with comScore ends before your shares of restricted stock or restricted stock units are fully vested, you will forfeit or we will cancel, the unvested portion as of the date of your separation as provided in the applicable equity incentive agreement and plan issued to you with your award, except as otherwise provided above.

During your employment, you are eligible to participate in comScore’s standard benefits offered to other senior executives of comScore, including but not limited to medical/dental insurance, life, disability insurance, 401k and paid time off consistent with Plan eligibility requirements and standard company policy. comScore’s unlimited flexible time off plan allows employees to take time off from work when needed, as much as needed. The accompanying benefits brochure provides additional benefits information. Detailed benefits information will be available for your review on the first day of your employment.

As a comScore employee, you will be expected to acknowledge and abide by comScore’s rules and policies, including, without limitation, any policies relating to insider trading and the clawback of incentive compensation as the same may be in effect from time to time. Instructions to do so will be provided during your first week of employment. In addition, as a condition to the commencement of your employment, you will be required to sign and comply with the attached At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”) which, among other things, prohibits unauthorized use or disclosure of comScore’s proprietary information and includes provisions relating to noncompetition, nonsolicitation, and arbitration. A copy of this is being provided as an appendix to this letter.

By signing below, you acknowledge that you have apprised comScore of any and all contractual obligations that you may have that would prevent you from working at comScore, or limit your activities with comScore, including but not limited to any non-competition obligations to past employers.

The terms described in this letter, together with the Confidential Information Agreement, if you accept this offer, will be the terms of your employment and supersede any other agreements or promises made to you by anyone from comScore regarding your employment with comScore. This letter can only be modified by a written agreement signed by you and an authorized official of comScore. This offer is contingent upon you submitting the legally required proof of your identity and authorization to work in the United States, and upon the completion and satisfactory review of a background check.

As of the Closing, this letter, together with the Exhibits, will supersede in its entirety any employment agreement, offer letter, or similar agreement or arrangement related to your employment or compensation obligations between you and RENTRAK, except with respect to any provisions of any such agreement relating to confidential information and invention assignments, which will continue in effect following the Closing as it relates to your employment or service with RENTRAK prior to the Closing.

This offer may only be amended by mutual written agreement, and will be governed by the laws of the Commonwealth of Virginia without regard to conflict of law principles thereof. If you wish to accept this offer, please return a signed copy of this letter.

We are excited about the possibility of you joining comScore.

Best Regards,

Christiana Lin

Executive Vice President, General Counsel & Chief Privacy Officer

ACKNOWLEDGEMENT:

In response to this offer of employment please sign below.

/s/ David Chemerow                 I accept the offer of employment.

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